UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 6, 2005
Date of Report (Date of earliest event reported)
ALLERGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10269 (Commission File Number)	95-1622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of principal executive offices) (Zip Code)
(714) 246-4500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3

Item 1.01. Entry into a Material Definitive Agreement.
     On December 6, 2005, Allergan, Inc. (“Allergan”) executed and delivered to Inamed Corporation (“Inamed”) an irrevocable offer letter accompanied by an executed definitive agreement and plan of merger (the “Merger Agreement”) for a proposed business combination transaction involving Allergan and Inamed. Copies of the offer letter and the Merger Agreement are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, respectively.
     The execution and delivery of the Merger Agreement by Allergan and Banner Acquisition, Inc., a wholly-owned subsidiary of Allergan (“Merger Sub”), in conjunction with the offer letter constitutes a binding irrevocable offer (subject to the terms and conditions set forth in the offer letter) by Allergan and Merger Sub to Inamed to enter into the Merger Agreement, to conduct an exchange offer by Merger Sub for all of the shares of Inamed common stock on the terms and conditions set forth in the Merger Agreement and to acquire any remaining shares of Inamed common stock not acquired in the exchange offer in a second step merger as contemplated by the Merger Agreement (the “Merger”). Under the terms of its current merger agreement with Medicis Pharmaceutical Corporation (“Medicis”), Inamed cannot at present approve or enter into the Merger Agreement. However, the offer letter provides that Inamed may accept the irrevocable offer in the offer letter at any time after the Medicis merger agreement is terminated and after receipt of notice from Allergan that the conditions to the irrevocable offer set forth in the offer letter have been met, by executing the Merger Agreement and returning the executed copy to Allergan prior to the expiration of the irrevocable offer as set forth in the offer letter.
     The irrevocable offer by its terms is subject to the following conditions:
     (1) Allergan shall be satisfied with the results of its limited due diligence investigation of Inamed’s Juvéderm® product, which will be conducted solely to confirm that there are no material undisclosed adverse facts or developments, including, but not limited to, material facts regarding the development and regulatory approval process and timeline for Juvéderm® in the United States; and
     (2) Allergan shall be reasonably satisfied that there are no material facts or circumstances contained in Inamed’s schedules to the Merger Agreement that have not been disclosed to Allergan prior to December 5, 2005.
     If, in Allergan’s reasonable judgment, the foregoing conditions are not met, the irrevocable offer set forth in the offer letter may not be accepted by Inamed, and shall automatically expire.
     In addition, unless previously accepted by Inamed in a manner that does not constitute a breach of Inamed’s current merger agreement with Medicis, the irrevocable offer by its terms will automatically expire and be of no further force and effect upon certain events specified in the irrevocable offer letter filed as Exhibit 99.1 hereto, the terms of which are incorporated into this Item 1.01 by this reference. The foregoing summary is qualified in its entirety by reference to the irrevocable offer letter.
Item 8.01. Other Events.
     On December 6, 2005, Allergan issued a press release announcing that Allergan and Inamed have completed negotiations of the definitive terms and conditions of the Merger Agreement. Copies of the Merger Agreement and the press release are attached as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K, respectively.
     Pursuant to the Merger Agreement, and consistent with the terms of the exchange offer commenced by Allergan on November 21, 2005, Merger Sub would exchange for each outstanding common share of Inamed tendered to Inamed, either $84.00 in cash or 0.8498 of a share of Allergan common stock, at the election of the holder. Elections of Inamed stockholders will be subject to proration as described in Allergan’s Form S-4 filed with the Securities and Exchange Commission on November 21, 2005, so that 45% of the aggregate Inamed shares tendered will be exchanged for cash and 55% of the aggregate Inamed shares tendered will be exchanged for shares of Allergan common stock. The Merger Agreement also provides that Allergan would acquire any remaining shares of Inamed common stock not acquired pursuant to the exchange offer pursuant to the Merger, in which the remaining Inamed stockholders would have the same choices of consideration and be subject to equivalent proration as in the exchange offer.
     Although Inamed’s current merger agreement with Medicis does not permit Inamed to approve and execute the Merger Agreement with Allergan until the Medicis merger agreement is terminated, Inamed informed Allergan on December 6, 2005 that Inamed’s Board of Directors has determined that the Allergan offer set forth in the Merger Agreement is a Company Superior Proposal as that term is defined in the current Medicis merger agreement and has provided such determination to Medicis. There can be no assurance that the Medicis merger agreement will be terminated or that Inamed will enter into the Merger Agreement with Allergan, or that if Inamed enters into the Merger Agreement with Allergan the exchange offer and the Merger will be consummated as contemplated therein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Irrevocable Offer Letter dated December 5, 2005.
99.2	Definitive Agreement and Plan of Merger.
99.3	Allergan, Inc. Press Release dated December 6, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.
By:	/s/ Douglas S. Ingram
	Name:	Douglas S. Ingram
	Title:	Executive Vice President, General Counsel and Secretary

Date: December 6, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Irrevocable Offer Letter dated December 5, 2005.
99.2	Definitive Agreement and Plan of Merger.
99.3	Allergan, Inc. Press Release dated December 6, 2005.